                                                                    EXHIBIT 99.2

The Board of Directors
The Boeing Company
7755 East Marginal Way South
Seattle, Washington 98108

Members of the Board:

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of The Boeing Company ("Boeing"), dated December 14, 1996, as Annex II to the Joint Proxy Statement/Prospectus of Boeing and McDonnell Douglas Corporation ("McDonnell Douglas") relating to the proposed merger transaction involving Boeing and McDonnell Douglas and references thereto in such Joint Proxy Statement/ Prospectus under the captions "SUMMARY -- Opinion of Boeing's Financial Advisor" and "THE MERGER -- Background of the Merger," "-- Boeing's Reasons for the Merger; Recommendations of the Boeing Board" and "-- Opinion of Boeing's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          CREDIT SUISSE FIRST BOSTON CORPORATION

New York, New York
June 16, 1997